Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement No. 333-170761 on Form S-3 and Registration Statement Numbers 333-10409, 333-66422, 333-82302, 333-112521 and 333-133640 on Form S-8 of our reports dated November XX, 2011, relating to the financial statements and financial statement schedule of Woodward, Inc. (which report expresses an unqualified opinion and includes an explanatory paragraph regarding a change in method of accounting for the non-controlling interest in a subsidiary on October 1, 2009), and the effectiveness of Woodward, Inc.’s internal control over financial reporting appearing in the Annual Report on Form 10-K of Woodward, Inc. for the year ended September 30, 2011.
/s/ DELOITTE & TOUCHE LLP
Denver, Colorado
November 16, 2011